EXHIBIT 23(A)(II) UNDER FORM N-1A
                                         EXHIBIT 3(I)(A) UNDER ITEM 601/REG. S-K
                                HUNTINGTON FUNDS

                                Amendment No. 1
                                     to the
                       AGREEMENT AND DECLARATION OF TRUST

                              Dated April 27, 2006


      THIS Declaration of Trust is amended as follows:

A. Strike Section 1, Name, from Article I. Name and Definitions, from the Agreement and Declaration of Trust and substitute in its place the following:

      Section 1. Name: This Trust shall be known as "The Huntington Funds" and the Trustees shall conduct the business of the Trust under that name, or any other name as they may from time to time determine.

B. Strike Section 9, Use of the Name "Huntington Funds", from Article VIII, Miscellaneous, and substitute in its place the following:

      Section 9. Use of the Name "The Huntington Funds". The Trust expressly agrees and acknowledges that the name "The Huntington Funds" and The Huntington National Bank ("Bank") logo is the sole property of the Bank. Bank has consented to the use by the Trust of the identifying words "The Huntington Funds" and the Bank logo, and has granted to the Trust a non-exclusive license to use such name and logo as part of the name of the Trust and the name of any Series of its Shares. The Trust further expressly agrees and acknowledges that the non-exclusive license granted herein may be terminated by Bank if the Trust ceases to use Bank or one of its Affiliates as Investment Adviser or to use other Affiliates or successors of Bank for such purposes. In such event, the non-exclusive license granted herein may be revoked by Bank and the Trust shall cease using the name "The Huntington Funds" as part of its name or the name of any Series of Shares and cease using the Bank logo, unless otherwise consented to by Bank or any successor to its interests in such name.

      The Trust further understands and agrees that so long as Bank and/or any future advisory Affiliate of Bank shall continue to serve as the Trust's Investment Adviser, other mutual funds as may be sponsored or advised by Bank or its Affiliates shall have the right permanently to adopt and to use the word "The Huntington Funds" in their names and in the names of any Series or class of Shares of such funds and to use the Bank logo.

C.    All   other   references  to  "Huntington  Funds"  in  the  Agreement  and
      Declaration of Trust shall, from and after the date of this Amendment No. 1, be deemed references to "The Huntington Funds".

      IN WITNESS WHEREOF, the Trustees named below do amend this Agreement and Declaration of Trust as of the 15th day of May, 2006.


/s/ David S. Schoedinger             /s/ Carl A. Nelson
David S. Schoedinger                 Carl A. Nelson


/s/ John M. Shary                    /s/ Tadd C. Seitz
John M. Shary                        Tadd C. Seitz


/s/ William R. Wise                  /s/ Mark D. Shary
William R. Wise                      Mark D. Shary


/s/ Thomas J. Westerfield
Thomas J. Westerfield